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                                                                   Exhibit 10.10

                              INTERIM SERVICES INC.
                      OUTSIDE DIRECTORS' COMPENSATION PLAN
                                  JULY 1, 1999

Outside directors of the Company shall receive an annual retainer. The annual retainer shall be determined by the Board of Directors at the regularly scheduled meeting of the directors coinciding with the annual meeting of the stockholders of the Company, and such annual retainer shall be effective for the twelve month period commencing on the next July 1st. The Board of Directors may designate the manner in which the annual retainer shall be payable including, but not limited to, in cash, in shares of the Company's common stock or in any combination thereof. Further, the Board of Directors may permit up to fifty percent (50%) of the annual retainer to be deferred and paid to the directors in the form of deferred stock units. Effective July 1, 1999, the annual retainer payable to each outside director shall be $35,000.

Compensation for directors' attendance at meetings of the directors and/or board committee meetings shall be determined by the Board of Directors at the regularly scheduled meeting of the directors coinciding with the annual meeting of the stockholders of the Company, and such compensation shall be effective for the twelve month period commencing on the next July 1st. Effective July 1, 1999, attendance at meetings of the directors shall be compensated at the rate of $2,000 per meeting, payable in cash. Effective July 1, 1999, attendance at board committee meetings shall be compensated at the rate of $1,500 per meeting, payable in cash, except that the meeting fee for routine monthly telephonic update meetings of the Executive Committee shall be $500 per meeting. In addition, the chairperson of the Compensation Committee of the Board of Directors and the chairperson of the Audit Committee shall each receive additional annual compensation in the amount of $5,000, payable in cash.

Pursuant to the Company's Amended and Restated 1998 Stock Incentive Plan, each outside director shall receive an annual stock option grant to purchase 4,000 shares of the Company's common stock, vesting on the first anniversary of the date of grant. The annual stock option grant shall be made on the date coinciding with the annual meeting of stockholders of the Company. In addition, each outside director shall receive an annual grant of deferred stock units valued at $20,000.

Outside directors shall be reimbursed for expenses incurred by them in connection with their service as directors of the Company.

This Plan shall remain in effect until amended or terminated by the Board of Directors.